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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

     Nusim                          Joseph
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   (Last)                           (First)             (Middle)

    19195 Mystic Point Drive, Suite 1603
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                                    (Street)

    Aventura                        Florida              33180
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol


    Loehmann's Holdings, Inc. (LHMS)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Year

     September 10, 2002
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)

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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person
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

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                          6.
                                                              4.                           5.             Owner-
                                   2A.                        Securities Acquired (A) or   Amount of      ship
                                   Deemed      3.             Disposed of (D)              Securities     Form:      7.
                                   Execution   Transaction    (Instr. 3, 4 and 5)          Beneficially   Direct     Nature of
                    2.             Date, if    Code           --------------------------   Owned at End   (D) or     Indirect
1.                  Transaction    any         (Instr. 8)                (A)               of Month       Indirect   Beneficial
Title of Security   Date           (mm/dd/yy)  -----------     Amount     or     Price     (Instr. 3      (I)        Ownership
(Instr. 3)          (mm/dd/yy)                  Code   V                 (D)               and 4)         (Instr.4)  (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
  $.01 par value                                                                           None
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====================================================================================================================================

                                                                          (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
            2.                                                6.                                          Deriv-    of
            Conver-                              5.           Date              7.                        ative     Deriv-   11.
            sion                                 Number of    Exercisable       Title and Amount          Secur-    ative    Nature
            or                                   Derivative   and               of Underlying     8.      ities     Secur-   of
            Exer-                        4.      Securities   Expiration Date   Securities        Price   Bene-     ity:     In-
            cise    3.       3A.         Trans-  Acquired (A) (Month/Day/Year)  (Instr. 3 and 4)  of      ficially  Direct   direct
            Price   Trans-   Deemed      action  or Disposed  ----------------  ----------------  Deriv-  Owned     (D) or   Bene-
1.          of      action   Execution   Code    of(D)                                    Amount  ative   at End    In-      ficial
Title of    Deriv-  Date     Date, if    (Instr. (Instr. 3,                               or      Secur-  of        direct   Owner-
Derivative  ative   (Month/  any         8)      4 and 5)     Date     Expira-            Number  ity     Month     (I)      ship
Security    Secur-  Day/     (Month/Day  ------  -----------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)  ity     Year)    Year)       Code V    (A)  (D)   cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Options to
purchase                                                                         Common
Common Stock $5.00                                             1/10/01  1/9/11   Stock     15,000          15,000    D
------------------------------------------------------------------------------------------------------------------------------------
Options to
purchase                                                                         Common
Common Stock $5.80                                            10/30/01  10/29/11 Stock      5,000           5,000    D
------------------------------------------------------------------------------------------------------------------------------------
Options to
purchase                                                                         Common
Common Stock $25.20 9/10/02               A         4,000      9/10/02  9/9/12   Stock      4,000           4,000    D
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.



/s/ Joseph Nusim                                               9/26/02
---------------------------------------------            -------------------
**Signature of Reporting Person                                 Date
  Joseph Nusim


*   If the form is filed by more than one reporting person, see Instruction
    4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                     Page 2 of 2